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                                                                  EXHIBIT 10.37

                          BEVERAGE MARKETING AGREEMENT
                                   SYBRA, INC.



SCOPE OF MARKETING AGREEMENT

The parties to the Marketing Agreement (the "Agreement") are SYBRA, Inc. ("SI") and Coca-Cola North America Fountain ("CCF"). The Agreement will apply to all Arby's outlets owned or operated by SI or any of its subsidiaries, including any Arby's outlets that are opened after the Agreement is signed. The Agreement will also apply to acquired Arby's outlets (including outlets owned or operated by an acquired business), unless those outlets are already governed by an agreement with CCF and that agreement is validly assigned to SI as part of the acquisition. However, nothing in this Agreement shall be construed to require SI to breach a pre-existing contract with another Fountain Beverage manufacturer or supplier that is binding on and enforceable against the acquired company or outlet. This Agreement does, however, obligate SI to serve CCF's Fountain Beverages in the acquired outlets in accordance with the Beverage Availability section of this Agreement upon the expiration of the pre-existing contract. The Agreement will not apply to any outlets outside the fifty United States. All outlets to which the Agreement applies are referred to as "Covered Outlets." When signed by the parties, this Agreement will supersede all prior agreements between the parties regarding the subject matter of this Agreement, including specifically the Term Sheet dated December 30, 1997.

TERM

The Agreement will go into effect as of January 1, 2001 and will continue for a period of ten (10) years or until the Covered Outlets have purchased the Volume Commitment of CCF's Fountain Syrups, whichever occurs last. When used in the Agreement, the term "Year" means each calendar year during the Term, beginning with the first day of the Term.

BEVERAGE AVAILABILITY

The term "Beverage" means all soft drinks and other non-alcoholic, non-dairy beverages, including waters, sports drinks, frozen beverages, juices, juice-containing drinks, punches, ades, bar mixers and iced teas, whether carbonated or non-carbonated. "Fountain Beverages" are those Beverages that are dispensed from post-mix, pre-mix or frozen beverage dispensers, bubblers, or similar equipment. Coffee or tea that is fresh-brewed on the premises is not considered a Fountain Beverage. The term "Fountain Syrup" means the post-mix syrup used to prepare Fountain Beverages, but does not include other forms of concentrate, BreakMate(R) syrup, or syrup for frozen Beverages that is purchased from a full service supplier of frozen Beverages to which CCF provides promotional funding.

SI will serve in each Covered Outlet a core brand set of Fountain Beverages that consists of Coca-Cola(R) classic, diet Coke(R) and Sprite(R), and the remaining products will be jointly selected by SI and CCF. All Fountain Beverages served in the Covered Outlets will be CCF's brands. However, SI may serve Dr Pepper


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and/or Diet Dr Pepper on one valve per dispenser in the Covered Outlets located in Texas. SI agrees that if any Covered Outlet that is permitted to sell Dr Pepper is serving Diet Dr Pepper on a separate valve, SI will immediately either
(i) remove Diet Dr Pepper from the outlet; or (ii) place Diet Dr Pepper on the same valve that dispenses Dr Pepper.

SI further recognizes that the sale of competitive Beverages in bottles, cans, or other packaging would diminish the product availability rights given to CCF, and therefore also agrees not to serve competitive Beverages in bottles, cans or other packaging in the Covered Outlets.

VOLUME COMMITMENT

SI agrees that the Covered Outlets will purchase 8,147,100 gallons of CCF's Fountain Syrup during the Term. This Term Volume Commitment will be increased by CCF if SI acquires additional outlets to which the Agreement will apply. In such case, the Volume Commitment will be increased to reflect the projected volume of the additional Covered Outlets during the remainder of the Term.
Projected annual volume is currently as follows:

Year One:   579,800                       Year Six:   821,600
Year Two:   626,600                       Year Seven: 880,100
Year Three: 673,400                       Year Eight: 949,000
Year Four:  720,200                       Year Nine:  1,024,400
Year Five:  769,600                       Year Ten:   1,102,400

MARKETING PROGRAM

The following marketing programs will be provided to assist SI in maximizing the sale of Fountain Beverages in the Covered Outlets:

      MARKETING FUNDS. The amount of available funding is calculated at the rate set forth in Exhibit "A" hereto for each gallon of CCF's Fountain Syrup the Covered Outlets purchase. To qualify for funding, each Covered Outlet must comply with all the following performance criteria throughout the
      Term:

         1. Develop and execute each Year a 52 week Fountain Beverage marketing calendar; and

         2. Feature approved renditions of CCF's trademarks and logos on all indoor and drive-thru menuboards in all Covered Outlets, including a mutually agreed upon CCF Fountain Beverage translites on all menuboards; and

         3. Display approved renditions of CCF's trademarks and logos on all dispensing valves of all Fountain Beverage dispensing equipment; and

         4. Maintain a combo meal program featuring CCF's Fountain Beverages;
            and

         5. Perform those additional Fountain Beverage marketing activities the parties mutually agree upon.


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      STORE OPERATING FUND. Funding is earned at the rate set forth in Exhibit
      "A" hereto for each gallon of CCF's Fountain Syrups that the Covered Outlets purchase. To qualify for this fund SI must fulfill the following performance criteria:

         1. Test and implement new CCF products that are mutually agreed upon in the Covered Outlets; and

         2. Test and implement new, mutually agreed upon merchandising and promotions featuring CCF's Fountain Beverages in all Covered Outlets; and

         3. Implement and maintain a CCF refreshment center as mutually agreed upon by the parties.

      BUSINESS DEVELOPMENT FUND. Funding is earned at the rate set forth in Exhibit "A" hereto for each gallon of CCF's Fountain Syrups that the Covered Outlets purchase. To qualify for this fund SI must fulfill the following performance criteria in each Covered Outlet:

         1. Expand CCF's frozen Beverages to those Covered Outlets as appropriate based upon mutually agreed upon sales and volume criteria; and

         2. Execute annually a minimum of two promotional programs featuring CCF's Fountain Beverages; and

         3.    Conduct a test of a 20 oz., 32 oz. and 44 oz. cup set; and

         4. Perform those additional Fountain Beverage promotional activities that the parties mutually agree upon.

      QUALITY DRINK FUND. Funding is earned at the rate set forth in Exhibit "A" hereto for each gallon of CCF's Fountain Syrups that the Covered Outlets purchase. To qualify for this fund SI must implement a mutually agreeable quality assurance program to ensure that a high quality Fountain Beverage is dispensed in the Covered Outlets. The details of such a program will be mutually agreed upon by the parties, but will include, at a minimum, adherence to CCF's recommended specifications, including a water to syrup ratio of 4.75:1 for sugar and allied products, and a water to syrup ratio of 5.25:1 for diet products and Mr. PiBB, when dispensed, to allow for dilution caused by melting ice. In addition, SI must purchase for all Covered Outlets opened during the Term CCF-approved Fountain Beverage dispensers to ensure that CCF's quality standards are met.

      NATIONAL BEVERAGE COUNCIL FUNDS. Funding is earned at the rate set forth in Exhibit "A" hereto for each gallon of CCF's Fountain Syrups that the Covered Outlets purchase. Funding will be retained and managed by CCF to implement business-building initiatives as mutually agreed upon between CCF and the Arby's National Beverage Council, and invested in Fountain Beverage programs to be executed in the Covered Outlets.

Payment terms of the Marketing Funds, Store Operating Funds, Business Development Funds and Quality Drink Funds are set forth in Exhibit "A" hereto.


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MR. PiBB MARKET TEST

Beginning January 1, 2003, SI agrees to conduct with CCF a three to six month, five to ten outlet, test of Mr. PiBB, or another CCF spicy cherry product, in those Covered Outlets located in Texas currently serving Dr. Pepper. If the test is successful, based upon mutually agreed upon test criteria, SI agrees to replace Dr. Pepper with Mr. PiBB in all Covered Outlets that currently serve Dr. Pepper. SI agrees not to enter into any inconsistent agreement with Dr. Pepper during the duration of the test, or after the test if the test is successful.

EQUIPMENT PROGRAM

CCF will continue to provide for SI's use without charge during the Term the dispensing equipment used to dispense Nestea(R) Premium owned by CCF that is currently installed in the Covered Outlets. The equipment provided by CCF will at all times remain the property of CCF and is subject to the terms and conditions of CCF's standard lease agreement, but no lease payment will be charged. The standard lease terms are attached as Exhibit "B" and are a part of this Agreement, except as specifically changed by this Agreement.

SI acknowledges that under the prior agreement between the parties, CCF withheld funding from SI to pay on SI's behalf the payments due under SI's Promissory Note with Coca-Cola Financial Corporation ("CCFC"), dated September 17, 1999 and used to finance the purchase of frozen Beverage dispensing equipment for the Covered Outlets. SI agrees that immediately upon signing this Agreement, it will become solely responsible for making timely payments to CCFC under the Promissory Note, and CCF will no longer have any obligation to pay these funds on SI's behalf through a deduction in funding earned under this Agreement.

SI is responsible for purchasing all other dispensing equipment for all Covered Outlets, and agrees to purchase only equipment authorized by CCF. SI may elect to purchase equipment through CCF, subject to CCF's standard procedures. SI may also elect to lease additional equipment from CCF. All such equipment will be leased to SI at an annual lease rate calculated by multiplying the total installed cost of equipment by the then-current lease factor. The lease factor currently in effect for new equipment is .24. Should the standard lease factor change during the Term, any equipment installed after the change goes into effect will be subject to the new lease factor. Lease charges will be invoiced on a semi-annual basis. The lease of equipment is subject to the terms and conditions of CCF's standard lease agreement (Exhibit "B" hereto) except as specifically changed by this Agreement.

SERVICE PROGRAM

SI may use CCF's Service Network for service to its post-mix dispensing equipment and will be charged for labor (including travel time) and materials at CCF's cost.

FAIR SHARE

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If service is provided to an outlet that serves a competitive Fountain Beverage, an annual Fair Share service charge of Twenty-Five Dollars ($25.00) per outlet will be incurred. Fair share charges will be invoiced annually.

PRIOR AGREEMENT

SEE EXHIBIT "C" HERETO.

TERMINATION

Once the Agreement is signed by both parties, it may be terminated before the scheduled expiration date only in the following circumstances:

(i) Either party may terminate the Agreement if the other party fails to comply with a material term or condition of the Agreement and does not remedy the failure within ninety (90) days after receiving written notice (the "Cure Period"). Termination will be effective thirty (30) days after the end of the Cure Period.

(ii) Either party may terminate the Agreement without cause after giving twelve months' prior written notice.

(iii) CCF may terminate the Agreement if there is a transfer or closing of substantially all of the Covered Outlets or a transfer of a substantially all of the stock of SI.

Upon expiration or termination, SI must return any dispensing equipment owned by CCF and, unless the Agreement is terminated by CCF without cause, SI will pay the following damages at the time of termination:

      o All unearned prepaid funding, including specifically a refund of all unearned, advanced Marketing Funds, Business Development Funds, Store Operating Funds and Quality Drink Funds.

      o The unamortized portion of the cost of installation, and the entire cost of remanufacturing and removal of all equipment owned by CCF.

      o Interest on the damages due to CCF at the rate of one percent per month, accrued from the date the unearned funds were paid or costs were incurred.

This does not restrict the right of either party to pursue other remedies or damages if the other party breaches the terms of the Agreement.

DISPUTE RESOLUTION

Should there be a dispute between CCF and SI relating in any way to the Agreement or the breach of the Agreement, the parties agree that they will make a good faith effort to settle the dispute in an amicable manner. If the parties are unable to settle the dispute through direct discussions, they will attempt to settle the dispute by mediation administered by the American Arbitration Association (the "AAA"), and if that procedure is unsuccessful, the dispute will be resolved by binding arbitration administered by AAA in accordance with its Commercial Arbitration Rules. A judgment on the award of the arbitrator(s) may be entered in any court with jurisdiction.

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TRANSFER AND ASSIGNMENT

SI agrees that it will sell neither the substantially all of the stock nor substantially all of the assets of SI without first obtaining CCF's written consent. CCF's consent will not be unreasonably withheld, provided that SI causes the acquiring party to assume this Agreement on terms acceptable to CCF, in CCF's reasonable discretion.

If there is a transfer of substantially all of the Covered Outlets, or a transfer of substantially all of the stock of SI and CCF does not elect to terminate this Agreement under the "Termination" section above, SI will cause the acquiring, surviving or newly-created business to assume all of SI's obligations under this agreement with respect to the acquired Covered Outlets.

If, within two (2) years of the effective date of this Agreement, SI sells or transfers (either in a single transaction or through a series of related transactions) more than fifty (50) Covered Outlets which were Covered Outlets as of the effective date of this Agreement, and if the acquiror of those Covered Outlets does not agree to assume all of SI's obligations under this agreement with respect to those Covered Outlets, then SI will repay to CCF within six (6) months of the closing date of such transaction or transactions, any unearned portion of the Total Advance attributable to those Covered Outlets, PROVIDED HOWEVER, that the provisions of this paragraph will not apply to any sale or transfer of Covered Outles by SI which is part of a larger transaction pursuant to which SI is acquiring a greater number of Covered Outlets than it is selling.

The Agreement shall not otherwise be assignable without the express written consent of CCF. If SI transfers or closes any Covered Outlets, SI will pay CCF the unamortized portion of the cost of installation, and the entire cost of remanufacturing and removal of all equipment owned by CCF in such Covered Outlet installed less than 60 months prior to the transfer or closure, unless SI causes the new owner or operator at the location to assume the lease of the equipment on terms acceptable to CCF in its reasonable discretion.

ICH GUARANTY

This Agreement will not be deemed effective until ICH has signed the Performance Guaranty, a copy of which is attached hereto as Exhibit "D."

TRADEMARKS

Neither SI nor CCF shall make use of any of the other party's trademarks or logos without the prior written consent of that party, and all use of the other party's trademarks shall inure to the benefit of the trademark owner.

ADDITIONAL TERMS

      AUTHORIZATION

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      SI and CCF each represent and warrant that they have the unrestricted right to enter into this Agreement and to make the commitments contained in this Agreement.

      CONFIDENTIALITY

      Neither party shall disclose to any third party without the prior written consent of the other party, any information concerning this Agreement or the transactions contemplated hereby, except for disclosure to franchisees or to any employees, attorneys, accountants and consultants involved in assisting with the negotiation and closing of the contemplated transactions, or unless such disclosure is required by law. A party that makes a permitted disclosure must obtain assurances from the party to whom disclosure is made that such party will keep confidential the information disclosed. SI may also disclose the existence of this Agreement and the basic elements of this program to the extent required by the SEC and/or any other governmental authorities. SI agrees to work with CCF in preparing any such disclosure, and not to file any such disclosure without CCF's priorreview and comment.

      OFFSET

      Upon the occurrence of any default by SI under this Agreement, and during the continuation of any such default, CCF may apply any sums owed to SI in satisfaction of any of the indebtedness or obligations of SI under this Agreement, or any other agreement between CCF and SI.

      FORCE MAJEURE

      Either party is excused from performance under this Agreement if such nonperformance results from any acts of God, strikes, war, riots, acts of governmental authorities, shortage of raw materials or any other cause outside the reasonable control of the nonperforming party.

      WAIVER
      The failure of either party to seek redress for the breach of, or to insist upon the strict performance of any term, clause or provision of the Agreement, shall not constitute a waiver, unless the waiver is in writing and signed by the party waiving performance.

Agreed to this 22nd day of                Agreed to this 22nd day of
December, 2000.                           December, 2000.


COCA-COLA NORTH AMERICA FOUNTAIN,         SYBRA, INC.
A DIVISION OF THE COCA-COLA COMPANY


BY: /s/ Eric McCarthey                    BY: /s/ Robert H. Drechsler
   ---------------------------------          -------------------------------
   ERIC MCCARTHEY                             ROBERT H. DRECHSLER

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   VICE PRESIDENT, SALES AND MARKETING       CO-CHAIRMAN AND CHIEF EXECUTIVE
                                             OFFICER



                                          BY: /s/ John A. Bicks
                                             ---------------------------------
                                             JOHN A. BICKS
                                             CO-CHAIRMAN AND CHIEF EXECUTIVE
                                             OFFICER